Exhibit 5.1

February 27, 2025

SUNation Energy, Inc.

171 Remington Boulevard

Ronkonkoma, NY

Re:	Common Stock, Pre-Funded Warrants, Series A Warrants and Series B Warrants

Ladies and Gentlemen:

We have acted as counsel to SUNation Energy, Inc. (f.k.a. Pineapple Energy Inc.), a Delaware corporation (the “Company”), in connection with the Company’s issuance and sale, of up to an aggregate of $20 million of registered securities of the Company, including, but not limited to, (i) 17,391,306 shares (the “Shares”) of the Company’s common stock, $0.05 par value per share (the “Common Stock”) or pre-funded common stock purchase warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (ii) Series A common stock purchase warrants to purchase up to an aggregate of 17,391,306 shares of Common Stock (the “Series A Warrants”) and (iii) Series B common stock purchase warrants to purchase up to an aggregate of 17,391,306 shares of Common Stock (the “Series B Warrants,” together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants,” and the Warrants together with the Shares and Warrant Shares (the “Securities”) directly to various investors (each, an “Investor” and, collectively, the “Investors”) through Roth Capital Partners, LLC (the “Placement Agent”) as placement agent. The proposed issuance and sale of Securities will be conducted pursuant to (i) that certain Securities Purchase Agreement, dated February 27, 2025 (the “Agreement”), by and between the Company and the Investors, (ii) the Company’s Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August 25, 2022 and declared effective on September 2, 2022 (File No. 333-267066, the “Prior Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the related Registration Statement on Form S-3 filed by the Company on April 7, 2025 pursuant to Rule 462(b) under the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Prior Registration Statement, the “Registration Statements”), and the final prospectus supplements dated February 27, 2025 and April 7, 2025 (“Prospectus Supplements”) relating to the issuance and sale by the Company of the Securities (together with the Base Prospectus, the “Prospectus”). This opinion is furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the records of proceedings of the Board of Directors, or committees thereof, approving the Offering, the Agreement, the Placement Agent agreement, the Registration Statements and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Australia | Canada | Colombia | France | Germany

South Korea | United Arab Emirates | United Kingdom | United States

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the issuance and sale of the Securities have been duly authorized by all necessary corporate action on the part of the Company, and if, as, and when issued by the Company in the manner described in the Prospectus Supplements, and, in the case of the shares of common stock of the Company issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and, (ii) the Warrants, when issued and sold in the manner described in the Prospectus Supplements, will constitute legally binding obligations of the Company in accordance with their terms.

This opinion letter is provided to the Company for its use solely in connection with the Offering and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated.

The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

The opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

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We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statements. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ RIMON P.C.
RIMON P.C.

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